Exhibit 10.8

10 August 2007

Empire Resources Inc
One Parker Plaza
Fort Lee
NJ07024

Dear Nathan

LETTER OF CONFIRMATION OF TRADING RELATIONSHIP

This letter outlines the mutual agreement between Empire Resources Incorporated (Empire) and Hulamin Rolled Products (Hulamin) as at 10 August 2007. This agreement remains valid until 9 August 2008 and replaces the agreement as captured in the letter dated 6th September 2000, and signed by Empire Resources Incorporated and Hulett Aluminium Rolled Products (Pty) Ltd.

Hulamin confirms that Empire is the exclusive distributor of Hulamin’s products in the United States of America and Canada. As is currently the case, Empire may order from and be invoiced by Hulamin. Each transaction between Empire and Hulamin will be negotiated on a transaction by transaction basis. Empire will continue to provide support to service the customers in the above mentioned territory as if they are customers of Hulamin.

Empire shall not incur any liability on behalf of Hulamin or in any way pledge or purport to pledge Hulamin’s credit, or accept any order or make any contract binding upon Hulamin without the prior consent of Hulamin.

Empire warrants that upon expiry of the agreement that it will have no claim for compensation of any type against Hulamin.

This agreement shall be governed by and interpreted in accordance with the laws of the Republic of South Africa.

Neither party has made any representation to the other or given any warranty or commitment to extend the agreement. At the same time this agreement can be amended or extended by mutual agreement subject to any such amendment or extension being recorded in writing and signed by the authorized representatives of Empire and Hulamin.

Kind regards

/s/ Frank Bradford	/s/ Nathan Kahn, August 13, 2007
Frank Bradford.	Nathan Kahn
For Hulamin Rolled Products	For Empire Resources Inc.